                                                                    Exhibit 99.3

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                               WITI CORPORATION

                            1996 STOCK OPTION PLAN

                          Effective November 1, 1996





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

                                TABLE OF CONTENTS

                                                                                                                Page
ARTICLE 1 - INTRODUCTION........................................................................................   1
     1.1    Establishment.......................................................................................   1
     1.2    Purposes............................................................................................   1
     1.3    Effective Date......................................................................................   1

ARTICLE 2 - DEFINITIONS.........................................................................................   1
     2.1    Affiliated Corporation..............................................................................   1
     2.2    Board...............................................................................................   1
     2.3    Code................................................................................................   1
     2.4    Committee...........................................................................................   2
     2.5    Disabled or Disability..............................................................................   2
     2.6    Eligible Consultants................................................................................   2
     2.7    Eligible Employees..................................................................................   2
     2.8    Fair Market Value...................................................................................   2
     2.9    Incentive Stock Option..............................................................................   2
     2.10   Non-Qualified Option................................................................................   2
     2.11   Option..............................................................................................   3
     2.12   Option Certificate..................................................................................   3
     2.13   Option Holder.......................................................................................   3
     2.14   Option Price........................................................................................   3
     2.15   Share...............................................................................................   3
     2.16   Stock...............................................................................................   3

ARTICLE 3 - PLAN ADMINISTRATION.................................................................................   3

ARTICLE 4 - STOCK SUBJECT TO THE PLAN...........................................................................   4
     4.1    Number of Shares....................................................................................   4
     4.2    Adjustments for Stock Split, Stock Dividend, Etc....................................................   4
     4.3    Adjustment for Certain Distributions of Property....................................................   4
     4.4    Distributions of Capital Stock and Indebtedness.....................................................   4
     4.5    No Rights as Stockholder............................................................................   4
     4.6    Fractional Shares...................................................................................   5
     4.7    Determination by the Committee, Etc.................................................................   5

ARTICLE 5 - PARTICIPATION.......................................................................................   5

ARTICLE 6 - STOCK OPTIONS.......................................................................................   5
     6.1    Grant of Options to Eligible Employees and Eligible Consultants.....................................   5
     6.2    Option Certificates.................................................................................   6
     6.3    Certain Option Terms................................................................................   6
     6.4    Restrictions on Incentive Stock Options.............................................................   9

                                       i
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
ARTICLE 7 - CORPORATE REORGANIZATION............................................................................   9
     7.1    Reorganization......................................................................................   9
     7.2    Required Notice.....................................................................................   9
     7.3    Acceleration of Exercisability......................................................................  10

ARTICLE 8 - COMPANY RIGHT TO REPURCHASE STOCK..................................................................   10
     8.1    Company Right of First Refusal.....................................................................   10
     8.2    Marking of Certificates............................................................................   11

ARTICLE 9 - EMPLOYMENT; TRANSFERABILITY........................................................................   11
     9.1    Employment.........................................................................................   11
     9.2    Other Employee Benefits............................................................................   11
     9.3    Transferability....................................................................................   12

ARTICLE 10 - SECURITIES LAW RESTRICTIONS.......................................................................   12

ARTICLE 11 - WITHHOLDING.......................................................................................   12

ARTICLE 12 - MISCELLANEOUS.....................................................................................   12
     12.1   Expiration.........................................................................................   12
     12.2   Amendments, Etc....................................................................................   12
     12.3   Treatment of Proceeds..............................................................................   13
     12.4   Section Headings...................................................................................   13
     12.5   Severability.......................................................................................   13
     12.6   Notices............................................................................................   13
     12.7   Gender and Number..................................................................................   13

                               WITI CORPORATION

                            1996 STOCK OPTION PLAN


                                   ARTICLE 1

                                 INTRODUCTION

          1.1  Establishment. WITI Corporation, a Colorado corporation
               -------------
(hereinafter referred to, together with its Affiliated Corporations (as defined in subsection 2.1) as the "Company," except where the context otherwise requires), hereby establishes the WITI Corporation 1996 Stock Option Plan (the "Plan") for certain employees of the Company and certain consultants to the Company.

          1.2  Purposes. The purposes of the Plan are to provide those who are
               --------
selected for participation in the Plan with added incentive to continue in the long-term service of the Company and to create in such persons a more direct interest in the future success of the operations of the Company by relating incentive compensation to increases in stockholder value, so that the income of those participating in the Plan is more closely aligned with the income of the Company's stockholders. The Plan is also designed to provide a financial incentive that will help the Company attract, retain and motivate the most qualified employees and consultants.

          1.3  Effective Date. The effective date of the Plan shall be November
               --------------
1, 1996 (the "Effective Date"), subject to approval by the affirmative votes of the holders of a majority of the shares of the Company pursuant to applicable Colorado law within one year following the Effective Date. If the stockholders of the Company do not approve the Plan as specified above, Options granted under the Plan shall be deemed to be rescinded without any further action by the Board or the Company, and the Plan shall automatically terminate.

                                   ARTICLE 2

                                  DEFINITIONS

          The following terms shall have the meanings set forth below:

          2.1 "Affiliated Corporation" means any corporation or other entity (including but not limited to a partnership) that is affiliated with WITI Corporation through stock ownership or otherwise and is treated as a common employer under the provisions of Sections 414(b) and (c) of the Code, and, for purposes of Incentive Stock Options granted pursuant to the Plan, means any parent or subsidiary of the Company as defined in Section 424 of the Code.

          2.2  "Board" means the Board of Directors of the Company.

          2.3 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          2.4    "Committee" mean the committee appointed pursuant to Section
3.1. If the Board does not appoint a separate Committee, the Board shall serve as the Committee.

          2.5 "Disabled" or "Disability" shall have the meaning given to such terms in Section 22(e)(3) of the Code.

          2.6 "Eligible Consultants" means those consultants and other individuals who provide services to the Company and whose judgment, initiative and effort are important to the Company for the management and growth of its business. For purposes of the Plan, Eligible Consultants include only those individuals who do not receive wages from the Company subject to the withholding of federal income tax under Section 3401 of the Code.

          2.7 "Eligible Employees" means those employees (including, without limitation, officers and directors who are also employees) of the Company, whose judgment initiative and efforts are important to the Company for the management and growth of its business. For purposes of the Plan, an employee is an individual whose wages from the Company are subject to the withholding of federal income tax under Section 3401 of the Code.

          2.8 "Fair Market Value" of a Share of Stock shall be determined as follows:

                 (a) Prior to the date that Shares of the Company's Stock are sold to the public in an initial public offering (the "IPO") and the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (a "Public Company"), the Fair Market Value of a Share of Stock shall be such value as the Board may determine in its sole discretion.

                 (b) If the Company becomes a Public Company, the "Fair Market Value" of a Share of Stock shall be based upon the last reported sale price of the Stock on the NASDAQ National Market System on the day the determination is to be made, or if no sale took place on such day, the average of the closing bid and asked prices of the Stock on the NASDAQ National Market System on such day, or if the market is closed on such day, the last day prior to the date of determination on which the market was open for the transaction of business, as reported by NASDAQ. If, however, the Stock should be listed or admitted for trading on a national securities exchange, the Fair Market Value of a share of the Stock shall be the last sales price, or if no sales took place, the average of the closing bid and asked prices on the day the determination is to be made, or if the market is closed on such day, the last day prior to the date of determination on which the market was open for the transaction of business, as reported in the principal consolidated transaction reporting system for the principal national securities exchange on which the Stock is listed or admitted for trading.

          (2.9) "Incentive Stock Option" means any Option designated as such and granted in accordance with the requirements of Section 422 of the Code.

          (2.10) "Non-Qualified Option" means any Option other than an Incentive Stock Option.

          (2.11) "Option" means a right granted under the Plan to purchase Stock at a stated price for a specified period of time.

          (2.12) "Option Certificate" shall have the meaning given to such term in Section 6.2 hereof.

          (2.13) "Option Holder" mean an Eligible Employee or Eligible Consultant designated by the Committee from time to time during the term of the Plan to receive one or more Options under the Plan.

          (2.14) "Option Price" means the price at which shares of Stock subject to an Option may be purchased, determined in accordance with subsection 6.3(b).

          (2.15)  "Share" means a share of Stock.

          (2.16) "Stock" means the Common Stock, $.001 par value, of the Company.

                                   ARTICLE 3

                              PLAN ADMINISTRATION

          The Committee shall be responsible for administration of the Plan.
The Committee shall consist of members of the Board and/or officers of the Company who are empowered hereunder to take actions in the administration of the Plan. Members of the Committee shall be appointed from time to time by the Board, shall serve at the pleasure of the Board and may resign at any time upon written notice to the Board. Unless the Board designates specific members of the Committee, the entire Board shall serve as the Committee. From and after the time that the Company becomes a Public Company, the Committee shall be so constituted that it satisfies the requirement of "disinterested administration" imposed by Rule 16b-3 promulgated by the Securities Exchange Commission under the Securities Exchange Act of 1934, as such rule may be amended from time to time, and each successor applicable rule thereunder. The Committee shall determine the form or forms of the Option Certificates and other agreements with Option Holders which shall evidence the particular provisions, terms, conditions, rights and duties of the Company and the Option Holders with respect to Options granted pursuant to the Plan, which provisions need not be identical except as may be provided herein. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. No member of the Committee shall be liable for any action or determination made in good faith. The determinations, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes on all persons.

                                   ARTICLE 4

                           STOCK SUBJECT TO THE PLAN

          4.1  Number of Shares. The total number of Shares as to which Options
               ----------------
may be granted pursuant to the Plan shall be 633,000 in the aggregate. Such number shall be adjusted in accordance with the provisions of Section 4.2. Shares issued upon the exercise of Options shall be applied to reduce the maximum number of Shares remaining available for use under the Plan. Shares underlying expired or terminated and unexercised Options are available for grant of Options under the Plan. The Company shall at all times during the term of the Plan and while any Options are outstanding retain as authorized and unissued Stock, or as treasury Stock, at least the number of Shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

          4.2  Adjustments for Stock Split, Stock Dividend, Etc. If the Company
               ------------------------------------------------
shall at any time increase or decrease the number of its outstanding Shares by means of payment of a stock dividend or any other distribution upon such Shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, or change in any way the rights and privileges of such Shares, then the numbers, rights and privileges of the following shall be increased, decreased or changed in like manner as if the corresponding Shares had been issued and outstanding, fully paid and nonassessable at the time of such occurrence: (a) the Shares as to which Options may be granted under the Plan; and (b) the Shares then subject to each outstanding Option. Upon any occurrence described in this Section 4.2, the total Option Price under each then outstanding Option shall remain unchanged but shall be apportioned ratably over the increased or decreased number of Shares subject to the Option.

          4.3  Adjustments for Certain Distributions of Property. If the Company
               -------------------------------------------------
shall at any time distribute with respect to its Stock assets or securities of other persons (excluding cash dividends or distributions payable out of capital surplus and dividends or other distributions referred to in Section 4.2 or 4.4), the Option Price of outstanding Options shall be adjusted to reflect the fair market value of the assets or securities distributed, the Company shall provide for the delivery upon exercise of such Options of cash in all amount equal to the fair market value of the assets or securities distributed or a combination of such actions shall be taken, all as determined by the Committee in its discretion. Fair market value of the assets or securities distributed for this purpose shall be as determined by the Committee.

          4.4  Distributions of Capital Stock and Indebtedness. If the Company
               -----------------------------------------------
shall at any time distribute with respect to its Stock shares of its capital stock (other than Stock) or evidences of indebtedness, then a proportionate part of such capital stock and evidences of indebtedness shall be set aside for each outstanding Option and, upon the exercise of such Option, delivered to the Option Holder.

          4.5  No Rights as Stockholder. An Option Holder shall have none of the
               ------------------------
rights of a stockholder with respect to the Shares subject to an Option until such Shares are transferred to the Option Holder upon the exercise of such Option. Except as provided in this Article 4, no adjustment shall be made for dividends, rights or other property distributed to stockholders

(whether ordinary or extraordinary) for which the record date is prior to the date such Shares are so transferred.

          4.6  Fractional Shares. No adjustment or substitution provided for in
               -----------------
this Article 4 shall require the Company to issue a fractional share. The total substitution or adjustment with respect to each Option shall be limited by deleting any fractional share.

          4.7  Determination by the Committee, Etc. Adjustments under this
               -----------------------------------
Article 4 shall be made by the Committee, whose determinations with regard thereto shall be final and binding.

                                   ARTICLE 5

                                 PARTICIPATION

          In accordance with the provisions of the Plan, the Committee shall, in its sole discretion, select Option Holders from among Eligible Employees and Eligible Consultants to whom Options will be granted and shall specify the number of Shares subject to each Option and such other terms and conditions of each Option as the Committee may deem necessary or desirable and consistent with the terms of the Plan. Eligible Employees shall be selected from the employees of the Company who are performing services in the management, operation and growth of the Company, and contribute, or are expected to contribute, to the achievement of long-term corporate objectives. Eligible Consultants shall be selected from the consultants and other individuals who provide services to the Company with respect to the operation and growth of the Company and who contribute, or are expected to contribute, to the achievement of long-term corporate objectives. Eligible Employees and Eligible Consultants may be granted from time-to-time one or more Options. The grant of each such Option shall be separately approved by the Committee, and receipt of one such Option shall not result in automatic receipt of any other Option. Upon determination by the Committee that an Option is to be granted to an Eligible Employee or Eligible Consultant, when notice shall be given to such person, specifying the terms, conditions, rights and duties related thereto.

                                   ARTICLE 6

                                 STOCK OPTIONS

          6.1  Grant of Options to Eligible Employees and Eligible Consultants.
               ---------------------------------------------------------------
Coincident with or following designation for participation in the Plan, Eligible Employees, Eligible Consultants and members of the Board of Directors may be granted one or more Options. The Committee in its sole discretion shall designate whether an Option is to be considered an Incentive Stock Option or a Non-Qualified Option. Incentive Stock Options may be granted only to Eligible Employees. The Committee may grant both an Incentive Stock Option and a Non-Qualified Option to an Eligible Employee at the same time or at different times. Incentive Stock Options and Non-Qualified Options, whether granted at the same or different times, shall be deemed to have been awarded in separate grants and shall be clearly identified, and in no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of Shares for which any other Option may be exercised. An Option shall be considered as having been granted on the date specified in the grant resolution of the Committee.

          6.2  Option Certificates. Each Option granted under the Plan shall be
               -------------------
evidenced by a written stock option certificate (an "Option Certificate") issued in the name of the Option Holder and in such form as may be approved by the Committee. The Option Certificate shall incorporate and conform to the terms and conditions set forth herein, as well as such other terms and conditions, not inconsistent herewith, as the Committee may consider appropriate in each case.

          6.3  Certain Option Terms. Options granted pursuant to the Plan shall
               --------------------
have terms and conditions consistent with the following in addition to the terms and conditions set forth elsewhere herein:

               (a) Number of Shares. Each Option shall relate to a specified number of Shares determined by the Committee.

               (b) Price. Each Option shall have an Option Price that is determined by the Committee. Incentive Stock Options shall have an Option Price that is equal to or greater than the Fair Market Value of the Stock on the date the Option is granted.

               (c) Duration and Exercise of Options. Each Option shall relate to a specified period of time, as determined by the Committee, within which the Option may be exercised by the Option Holder (the "Option Period"). The Option Period must end, in all cases, not more than ten years from the date the Option is granted. Each Option shall become exercisable (vest) over such period of time, if any, as is determined by the Committee.

               (d) Termination of Employment or Service, Death, Disability, Etc. The Committee may specify the period after which an Option may be exercised following termination of the employment of an Eligible Employee or termination of the relationship with an Eligible Consultant. The effect of this subsection 6.3(d) shall be limited to determining the consequences of a termination and nothing in this subsection 6.3(d) shall restrict or otherwise interfere with the Company's discretion with respect to the termination of any person's employment or other relationship. If the Committee does not so specify, the following shall apply:

                    (i) If the employment or consulting relationship of an Option Holder by or with the Company terminates for any reason other than death or Disability within six months after the date the Option is granted or if the employment or consulting relationship of the Option Holder by or with the Company is terminated within the Option Period for cause, as determined by the Company, the Option shall thereafter be void for all purposes. As used in this subsection 6.3(d), "cause" shall mean a gross violation, as determined by the Company, of the Company's established policies and procedures.

                    (ii) If the employment or consulting relationship of the Option Holder terminates because the Option Holder becomes Disabled within the Option Period, the Option may be exercised by the Option Holder (or, in the case of his or her death after becoming Disabled, by those entitled to do so under his or her will or by the laws of descent and distribution) within one year following such termination (if otherwise within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become vested and exercisable on or before the date of termination because of Disability.

                    (iii) If the Option Holder dies within the Option Period, while employed by the Company, while a consultant to the Company or within the three-month period referred to in (iv) below, the Option may be exercised by those entitled to do so under his or her will or by the laws of descent and distribution within one year following his death (if otherwise within the Option Period), but not thereafter. In any such case the Option may be exercised only as to the Shares as to which the Option had become vested and exercisable on or before the date of the Option Holder's death.

                    (iv) If the employment or consulting relationship of the Option Holder by or with the Company terminates within the Option Period for any reason other than for cause, Disability or death, and such termination occurs more than six months after the Option is granted, the Option may be exercised by the Option Holder within three months following the date of such termination (if otherwise within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become vested and exercisable on or before the date of termination.

                    (v) In all of the foregoing cases, the Option may only be exercised with respect to Shares as to which the Option had become vested on or before the date of termination of employment.

               (e) Consideration for Grant of Option. The Committee may require each Eligible Employee who is granted an Option to agree to remain in the employment of the Company, at the pleasure of the Company, for a continuous period of time after the date an Option is granted, at the salary rate or other compensation in effect on the date of such agreement or at such changed rate as may be fixed, from time to time, by the Company. Nothing in this paragraph shall offset or impair the Company's right to terminate the employment of any employee. The Committee may require each Eligible Consultant who is granted an Option to agree to comply with all of the terms and conditions or specified terms and conditions of the agreement between such Eligible Consultant and the Company. If an Option Holder violates any such agreement, the Company may, in its sole discretion, rescind the transfer of any Shares to the Option Holder pursuant to the exercise of any portion of the Option. Upon notice of any such rescission, the Option Holder will deliver promptly to the Company certificates representing the Shares, duly endorsed for transfer to the Company.

               (f)  Exercise, Payments, Etc.

                    (i) Manner of Exercise. The method for exercising each Option granted hereunder shall be by delivery to the Company of written notice specifying the number of Shares with respect to which such Option is exercised. If the Shares of Stock covered by this Option are not issued in a registered transaction, the issuance of the Shares will be subject to the receipt by the Company of appropriate investment representations from the Option Holder and the certificate representing such Shares of Stock shall bear such legends as may be required by the Company in order to assure compliance with federal and state securities laws.

                    The purchase of such Shares shall take place at the principal offices of the Company within thirty days following delivery of such notice, at which time the Option Price of the Shares shall be paid in full by any of the methods set forth below or a combination thereof. The Option shall be exercised when the Option Price for the number of Shares as to which the Option is exercised is paid to the Company in full. A properly executed certificate or certificates representing the Shares shall be delivered to or at the direction of the Option Holder upon payment therefor. If Options on less than all Shares evidenced by an Option Certificate are exercised, the Company shall deliver a new Option Certificate evidencing the Option on the remaining Shares upon delivery of the Option Certificate for the Option being exercised.

                    (ii) Manner of Payment. The Option Price shall be paid by any of the following methods or any combination of the following methods at the option of the Option Holder, or by any other method approved by the Committee upon the request of the Option Holder: (A) cash; (B) certified, cashier's or other check acceptable to the Company, payable to the order of the Company; or (C) if permitted by the Committee in its sole discretion, through delivery to the Company of the Option Holder's full recourse promissory note, containing such provisions for repayment, interest and security as shall be specified by the Committee.

               (g)  Withholding.

                    (i) Non-Qualified Options. Upon exercise of an Option, the Option Holder shall make appropriate arrangements with the Company to provide for the amount of additional withholding required by Sections 3102 and 3402 of the Code and applicable state income tax laws.

                    (ii) Incentive Options. If an Option Holder makes a disposition (as defined in Section 424(c) of the Code) of any Stock acquired pursuant to the exercise of an Incentive Stock Option prior to the expiration of two years from the date on which the Incentive Stock Option was granted or prior to the expiration of one year from the date on which the Option was exercised, the Option Holder shall send written notice to the Company at its principal office in Boulder,

          Colorado (Attention: Chief Financial Officer) of the date of such disposition, the number of shares disposed of, the amount of proceeds received from such disposition and any other information relating to such disposition as the Company may reasonably request. The Option Holder shall, in the event of such a disposition, make appropriate arrangements with the Company to provide for the amount of additional withholding, if any, required by Sections 3102 and 3402 of the Code and applicable state income tax laws.

          6.4  Restrictions on Incentive Stock Options.
               ---------------------------------------

               (a)  Initial Exercise. The aggregate Fair Market Value of the
                    ----------------
Shares with respect to which Incentive Stock Options are exercisable for the first time by an Option Holder in any calendar year, under the Plan or otherwise, shall not exceed $100,000. For this purpose, the Fair Marker Value of the Shares shall be determined as of the date of grant of the Option.

               (b)  Ten Percent Stockholders. Incentive Stock Options granted to
                    ------------------------
an Option Holder who is the holder of record of stock of the Company having more than ten percent of the total combined voting power of all classes of outstanding stock of the Company shall have an Option Price equal to 110% of the Fair Market Value of the Shares on the date of grant of the Option and the Option Period for any such Option shall not exceed five years.

                                   ARTICLE 7

                           CORPORATE REORGANIZATION

          7.1  Reorganization. Upon the occurrence of any of the following
               --------------
events, if the notice required by Section 7.2 shall have first been given, the Plan and all Options then outstanding hereunder shall automatically terminate and be of no further force and effect whatsoever, without the necessity for any additional notice or other action by the Board or the Company: (a) the merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Stock); or (b) the sale or conveyance of the property of the Company as an entirety or substantially as an entirety (other than a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by the Company); or (c) the dissolution or liquidation of the Company.

          7.2  Required Notice. At least 30 days' prior written notice of any
               ---------------
event described in Section 7.1 shall be given by the Company to each Option Holder, unless in the case of the events described in clauses (a) or (b) of
Section 7.1, the Company, or the successor or purchaser, as the case may be, shall make adequate provision for the assumption of the outstanding Options or the substitution of new options for the outstanding Options on terms comparable to the outstanding Options except that the Option Holder shall have the right thereafter to purchase the kind and amount of securities or property or cash receivable upon such merger, consolidation, sale or conveyance by a holder of the number of Shares that would have been receivable upon exercise of the Option immediately prior to such merger, consolidation, sale or conveyance (assuming such holder of Stock failed to exercise any rights of election and received per share the kind and amount of consideration received per share by a majority of the non-electing shares). The provisions of this Article 7 shall similarly apply to successive mergers, consolidations, sales or conveyances. Such notice shall be deemed to have been given when delivered personally to an Option Holder or when mailed to an Option Holder by registered or certified mail, postage prepaid, at such Option Holder's address last known to the Company.

          7.3  Acceleration of Exercisability. Option Holders notified in
               ------------------------------
accordance with Section 7.2 may exercise their Options at any time before the occurrence of the event requiring the giving of notice (but subject to occurrence of such event), to the extent such Options are exercisable and any vesting requirements with respect to periods of employment or otherwise have been satisfied. In addition, the Committee, in its sole discretion, may accelerate the vesting of any Option, in full or in part, in the event of an occurrence described in this Article 7.

                                   ARTICLE 8

                       COMPANY RIGHT TO REPURCHASE STOCK

          8.1  Company Right of First Refusal.
               ------------------------------

               (a) If an Option Holder (or in the event of the death of an Option Holder, such Option Holder's personal representative, estate or devisee, as the case may be) at any time proposes to transfer any of the Shares of Stock acquired pursuant to the Plan to a third party, the Option Holder shall make a written offer (the "Offer") to sell all of the Stock acquired pursuant to the Plan then owned by the Option Holder (or thereafter acquired by the Option Holder's estate or personal representative pursuant to any Option hereunder) to the Company at the "purchase price" as hereinafter defined. In the case of a proposed sale of any of the Stock to a third party, the Offer shall state the name of the proposed transferee and the terms and conditions of the proposed transfer. The Company shall have the right to elect to purchase all (but no less than all) of the Shares of Stock. The Company shall have the right to elect to purchase the Shares of Stock for a period of 20 days after receipt by the Company of the Offer.

               (b) The Company shall exercise its right to purchase the Stock by giving written notice of its exercise to the Option Holder (or his personal representative or estate, as the case may be). If the Company elects to purchase the stock, payment for the Shares of Stock shall be made in full by Company check. Any such payment shall be made within ten days after the election to purchase has been exercised.

               (c) If the Stock is not purchased pursuant to the foregoing provisions, the Shares of Stock may be transferred by the Option Holder to the proposed transferee named in the Offer to the Company, in the case of a proposed sale to a third party, but only upon the terms and conditions stated in the Offer to the Company. However, if such transfer is not made within 120 days following the termination of the Company's right to purchase, a new offer must be made to the Company before the Option Holder can transfer any portion of his Shares and the

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

provisions of this Section 8.1 shall again apply to such transfer. In the event that the Company's right of first refusal under this Section 8.1 is created by an event other than a proposed transfer to a third party, the Shares of Stock shall remain subject to the provisions of this Section 8.1 in the hands of the registered owner of the Stock.

               (d) The purchase price for each share of Stock purchased by the Company pursuant to this Section shall be the amount offered by the proposed third party purchaser.

               (e) After the Company has become a Public Company, and so long as the Company is a Public Company, the provisions of this Section 8.1 shall not be applicable.

          8.2  Marking of Certificates. Each certificate representing Shares of
               -----------------------
Stock acquired pursuant to this Plan shall bear the following legend:

               The shares of stock represented by this Certificate are subject to all the terms of the WITI Corporation Stock Option Plan, as the Plan may be amended from time to time ("Plan") and to the terms of a [Non-qualified Stock Option Certificate] [Incentive Stock Option Certificate] between the Company and the Option Holder (the "Certificate"). Copies of the Plan and the Certificate are on file at the office of the Company. The Plan and the Certificate, among other things, limit the right of the owner to transfer or sell the shares represented hereby and provides in certain circumstances the shares may be purchased by the Company.

                                   ARTICLE 9

                          EMPLOYMENT; TRANSFERABILITY

          9.1  Employment. Nothing contained in the Plan or in any Option
               ----------
granted under the Plan shall confer upon any Option Holder any right with respect to the continuation of his employment by or service with the Company, or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate the employment or service of such Option Holder or to increase or decrease the compensation of the Option Holder from the rate in existence at the time of the grant of an Option. The Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of employment.

          9.2  Other Employee Benefits. The amount of any compensation deemed to
               -----------------------
be received by an Option Holder as a result of the exercise of an Option shall not constitute "earnings" with respect to which any other employee benefits of such person are determined, including without limitation benefits under any pension, profit sharing, life insurance or salary continuation plan.

          9.3  Transferability. No right or interest of any Option Holder in an
               ---------------
Option granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Option Holder, either voluntarily or involuntarily, or be subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of an Option Holder's death, an Option Holder's rights and interests in Options shall be transferable by will or pursuant to the laws of descent and distribution. Each Option granted under the Plan shall be exercisable during the Holder's lifetime only by the Option Holder or, in the event of Disability or incapacity, by the Option Holder's guardian or legal representative.

                                  ARTICLE 10

                          SECURITIES LAW RESTRICTIONS

          Each Option shall be subject to the requirement that if at any time counsel to the Company shall determine that the listing, registration or qualification of the Shares subject to such Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of Shares thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or obtain such listing, registration or qualification.

                                  ARTICLE 11

                                  WITHHOLDING

          The Company's obligations to deliver Shares upon the exercise of an Option shall be subject to the Option Holder's satisfaction of all applicable federal, state and local income and other tax withholding requirements

                                  ARTICLE 12

                                 MISCELLANEOUS

          12.1 Expiration. The Plan shall terminate whenever the Board adopts a
               ----------
resolution to that effect. If not sooner terminated by the Board, the Plan shall terminate and expire on September 1, 2006. After termination, no additional Options shall be granted under the Plan, but the Company shall continue to recognize Options previously granted.

          12.2 Amendments, Etc. The Board may from time to time amend, modify,
               ---------------
suspend or terminate the Plan. Nevertheless, no such amendment, modification, suspension or termination shall, without the consent of the Option Holder, impair any Option previously granted under the Plan or deprive any Option Holder of any Shares that he may have acquired through or as a result of the Plan.

          12.3 Treatment of Proceeds. Proceeds from the sale of Stock pursuant
               ---------------------
to Options granted under the Plan shall constitute general funds of the Company.

          12.4 Section Headings. The section headings are included herein only
               ----------------
for convenience, and they shall have no effect on the interpretation of the Plan.

          12.5 Severability. If any article, section, subsection or specific
               ------------
provision is found to be illegal or invalid of any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provision had never been set forth in the Plan.

          12.6 Notices. All notices required or permitted under the Plan shall
               -------
be given by certified mail or personal delivery and shall be effective when delivered or, on the third day after deposit in the United States mails with adequate postage, addressed as follows:

               (a) If intended for the Option Holder, to the Option Holder's address as listed in the records of the Company.

               (b) If intended for the Company, to the address of the principal business office of the Company.

          12.7 Gender and Number. Except when otherwise indicated by the
               -----------------
context, the masculine gender shall include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

          Adopted as of November 1, 1996.


                                        WITI CORPORATION


                                        By: /s/ J. Bruce Donaldson
                                           ----------------------------
                                        Name: J. BRUCE DONALDSON
                                             --------------------------
                                        Title: PRESIDENT & CEO
                                              -------------------------

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